UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 8, 2008
POLYPORE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-32266	43-2049334

(Commission File Number)	(IRS Employer Identification No.)

11430 North Community House Road, Suite 350, Charlotte, North Carolina	28277

(Address of Principal Executive Offices)	(Zip Code)
(704) 587-8409
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
                  Arrangements of Certain Officers.
     On April 8, 2008, the Board of Directors (the “Board”) of Polypore International, Inc. (the “Company”) expanded the number of seats of the Board to eight in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) and appointed Professor Charles L. Cooney to the new Board seat. Professor Cooney will be a Class III director and, therefore, will serve until the 2010 Annual Meeting of Stockholders of the Company, until his successor is duly elected and qualified or until his death, resignation or removal, in accordance with the Bylaws.
     Professor Cooney was appointed to serve on the Audit Committee of the Board and will replace Michael Graff, who will remain a director and continue to serve as Chairman of the Board. Mr. Graff will also continue to serve on the Compensation Committee and Nominating and Corporate Governance Committee of the Board.
     With the appointment of Professor Cooney to the Audit Committee, all members of the Audit Committee meet the independence standards and requirements applicable to Audit Committee members of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission, including Rule 10A-3 under the Securities Exchange Act, as amended (“Rule 10A-3”), in accordance with the NYSE’s requirement that all members of the Audit Committee meet Rule 10A-3 standards by June 30, 2008, or within one year of the Company’s initial public offering.
     Professor Cooney is the Robert T. Haslam Professor of Chemical and Biochemical Engineering in the Department of Chemical Engineering at the Massachusetts Institute of Technology. He is the founding Faculty Director of the Deshpande Center for Technological Innovation. Professor Cooney has won several prestigious awards including the 1989 Gold Medal of the Institute of Biotechnological Studies (London) and has published over 20 patents.
     Professor Cooney served on the board and was an audit committee member of CUNO Incorporated from 1996 until 2005. He currently serves as a consultant to a number of biotech and pharmaceutical companies and sits on the Boards of Directors of Genzyme Corporation, BioProcessors Corporation, LS9 Inc. and Biocon, Ltd. (India).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC. (Registrant)
Date: April 14, 2008	By:	/s/ Robert B. Toth
Robert B. Toth
President and Chief Executive Officer